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                            9278 COMMUNICATIONS, INC.

                              AMENDED AND RESTATED
                                 PROMISSORY NOTE

                                                               December 13, 1999
                                                         (as amended on June 13,
U.S. $2,000,000                                         2000 and March 22, 2001)



         FOR VALUE RECEIVED, 9278 COMMUNICATIONS, INC., a corporation duly organized and existing under the laws of the State of Delaware ("Maker"), hereby promises to pay to the order of SAJID KAPADIA ("Payee") the aggregate principal sum of $2,000,000, in the amounts and on the dates set forth herein and to pay interest on the unpaid principal balance hereof at the rate of 8% per annum, compounded semi-annually, until this Note is paid in full.

1. Principal repayments shall be made in the following installments:

          (a)  $1,000,000 on March 31, 2002; and

          (b)  $1,000,000 on December 31, 2002.

2. Interest on the unpaid principal balance hereof shall accrue at the rate of 8% per annum, compounded semi-annually, from the date hereof until this Note is paid in full. Accrued interest shall be paid on each principal-repayment date with respect to the period up to such principal-repayment date.

3. Each of the following events shall constitute an Event of Default (an "Event of Default"), upon which the entire principal amount of the Note then outstanding together with accrued interest thereon shall become immediately due and payable in full, as provided herein:

          (a) The seizure or other appropriation of all or a substantial part of the property of Maker by any governmental agency or any court of competent jurisdiction;

          (b) Maker shall: (i) apply for or consent to the appointment of a receiver, trustee or liquidator for it or any material part of its property; (ii) admit in writing its inability to pay its debts as they mature; (iii) make a general assignment for the benefit of creditors; (iv) be adjudicated bankrupt or insolvent;
               (v) file a voluntary petition in bankruptcy or a petition or an answer seeking reorganization or an arrangement with creditors or take advantage of any bankruptcy, reorganization, insolvency, readjustment or debt, dissolution or liquidation law, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law; or (vi) take any action for the purpose of effectuating any of the foregoing;


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          (c)  Any order, judgment or decree shall be entered, without the application, approval or consent of Maker, by any court of competent jurisdiction, approving a petition seeking reorganization of Maker or of all or a substantial part of the assets of Maker, or appointing a receiver, trustee or liquidator therefor, or such a petition, seeking reorganization or liquidation shall be filed against Maker and such order, judgment or decree shall continue unstayed and in effect for a period of sixty (60) days; or

          (d) The termination, without cause, by Maker of Payee's employment with Maker.

4. Maker waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance or enforcement of this Note.

5. The Payee shall not, by any act, delay, omission or otherwise, be deemed to have waived any right or remedies hereunder unless such waiver be in writing and signed by the Payee. A waiver on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any future occasion.

6. All provisions of this note shall be considered as separate terms and conditions, and in the event that any one shall be held illegal, invalid or unenforceable, all other provisions hereof shall remain in full force and effect as if the illegal, invalid or unenforceable provision were not a part hereof; provided, however, that whenever possible, the illegal, invalid or unenforceable provision shall be deemed modified and amended to the extent that it may thereby be made legal, valid and enforceable.

7. This note shall be governed by, construed and interpreted in accordance with the laws of the State of New York respecting agreements negotiated, entered into and to be fully-performed within the State of New York.

8. This note may not be altered, modified, amended, terminated or discharged orally.

9. Upon three (3) business days' prior notice to the Payee, the unpaid principal balance and any accrued and unpaid interest may be prepaid by the Maker, in whole or in part, without penalty.


                                                9278 COMMUNICATIONS, INC.


                                                By: /s/ Haris Syed
                                                    -----------------------
                                                     Name: Haris Syed
                                                     Title: President